Exhibit 4.3

MANAGEMENT STOCKHOLDERS AGREEMENT

by and among

TRAEGER, INC.

and

JEREMY ANDRUS

Dated as of [●], 2021

MANAGEMENT STOCKHOLDERS AGREEMENT

This MANAGEMENT STOCKHOLDERS AGREEMENT (as the same may be amended from time to time in accordance with its terms, the “Agreement”) is entered into as of [•], 2021, by and among (i) Traeger, Inc., a Delaware corporation (the “Issuer”), and (ii) Jeremy Andrus (“Andrus”).

WHEREAS, in connection with the consummation by the Issuer of the IPO (as hereinafter defined), the parties hereto desire to enter into this Agreement to govern certain of their rights, duties and obligations with respect to ownership of Shares (as hereinafter defined) after the consummation of the IPO.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties mutually agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“AEA Stockholders” means AEA Investors Fund VI LP, a Cayman Islands exempted limited partnership, and AEA TGP Holdco LP and any respective Affiliate transferees who hold Shares at the applicable time.

“Affiliates” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. The term “control,” as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. “Controlled” and “controlling” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the Preamble.

“Andrus Trigger Event” means the earliest of: (i) the termination of employment of Andrus by the Issuer or any of its Subsidiaries for Cause; and (ii) the first date on which Andrus ceases to Beneficially Own greater than two percent (2%) of the Shares then outstanding (determined on a fully diluted basis, including any Shares acquired by Andrus following the consummation of the IPO).

“Andrus Nominee” has the meaning set forth in Section 2.1(a)(ii).

“Beneficial Ownership” and “Beneficially Own” and similar terms have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” means the Board of Directors of the Issuer.

“Business Day” means any day, other than a Saturday, Sunday or one on which banks are authorized by law to be closed in New York, New York.

“Cause” has the meaning set forth in that certain Amended and Restated Employment Agreement by and between Traeger Pellet Grills LLC and Andrus, dated September 25, 2017, as it may be amended and/or restated from time to time.

“Certificate of Incorporation” means the Issuer’s certificate of incorporation to be filed and effective in connection with the consummation of the IPO as it may be amended and/or restated from time to time.

“Change in Control” has the meaning set forth in the Stockholders Agreement.

“Closing Date” means the date of the closing of the IPO.

“Director” means any member of the Board from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Fiscal Year” means an accounting reference period for the Issuer which shall begin on January 1st and end on December 31st.

“Independent Director” has the meaning set forth in the Stockholders Agreement.

“Initial Public Offering” or “IPO” means the Public Offering of the Shares of the Issuer pursuant to Form S-1, as amended (SEC File No. 333-257714), filed with the SEC on July 6, 2021 and declared effective on [ 🌑 ], 2021.

“Issuer” has the meaning set forth in the Recitals.

“Law,” with respect to any Person, means (a) all provisions of all laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any governmental authority applicable to such Person or any of its assets or property or to which such Person or any of its assets or property is subject and (b) all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which it or any of its assets or properties is or may be bound or subject.

“OTPP Stockholder” means 2594868 Ontario Limited and any Affiliate transferees who holds Shares at the applicable time..

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company or any other entity of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

“Qualification Criteria” has the meaning set forth in Section 2.1(a)(i).

“Registration Rights Agreement” means that certain registration rights agreement to be entered into in connection with the IPO, the form of which is attached as Exhibit B to the LP Agreement, as it may be amended and/or restated from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Shares” means shares of common stock, par value of $$0.0001 per share, of the Issuer, and any equity securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction.

“Sponsor Stockholders” means the AEA Stockholders, the OTPP Stockholder and the TCP Stockholder, collectively.

“Stockholders Agreement” means that certain Stockholders Agreement, dated on or about the date hereof, by and among the Issuer, the Sponsor Stockholders and the signatories party thereto, as it may be amended and/or restated from time to time.

“Sponsor Vacancy” has the meaning set forth in Section 2.1(a)(ii).

“Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other form of legal entity in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (a) more than fifty percent (50%) of the voting power of all outstanding stock or ownership interests of such entity, (b) the right to receive more than fifty percent (50%) of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (c) a general or managing partnership interest in such entity.

“TCP Stockholder” means TCP Traeger Holdings SVP LLC, a Delaware limited liability company, and any respective Affiliate transferees who hold Shares at the applicable time.

Section 1.2. General Interpretive Principles. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole, and references herein to Articles or Sections refer to Articles or Sections of this Agreement. For purposes of this Agreement, the words, “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation”. The terms “dollars” and “$” shall mean United States dollars. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this

Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

ARTICLE II

MANAGEMENT

Section 2.1. Board of Directors.

(a) Andrus Designation Rights.

(i) Following the Closing Date (x) for so long as Andrus serves in his capacity as the Chief Executive Officer of the Issuer or (y) if Andrus is no longer serving as the Chief Executive Officer of the Issuer, for so long as an Andrus Trigger Event has not occurred, the Issuer shall include Andrus in its slate of Board nominees for election to the Board at all of the Issuer’s applicable annual or special meetings of stockholders (or consents in lieu of a meeting) at which Directors are to be elected (adjusted as appropriate to take into account the Issuer’s classified Board structure, if applicable), subject to satisfaction of all qualification and legal requirements regarding service as a Director in accordance with Section 2.1(b) (the “Qualification Criteria”).

(ii) Following the Closing Date and for so long as an Andrus Trigger Event has not occurred, upon creation of the first, second and third consecutive vacancies on the Board as a result of a reduction in the number of directors that the AEA Stockholder, OTPP Stockholder or TCP Stockholder are permitted to designate to the Board in accordance with the Stockholders Agreement (each, a “Sponsor Vacancy” and collectively, the “Sponsor Vacancies”), Andrus shall have the right to designate the initial replacement designee for each corresponding Sponsor Vacancy (each, a “Andrus Nominee” and collectively, the “Andrus Nominees”), and the Issuer shall include each applicable Andrus Nominee in its slate of Board nominee(s) for election to the Board in the immediately succeeding annual or special meetings of stockholders (or consents in lieu of a meeting) at which Directors are to be elected after the creation of a Sponsor Vacancy (adjusted as appropriate to take into account the Issuer’s classified Board structure, if applicable), subject to satisfaction of the Qualification Criteria. Notwithstanding anything to the contrary, if (x) Andrus is no longer the Chief Executive Officer of the Issuer and (y) an Andrus Trigger Event has not occurred, any Andrus Nominee(s) designated by Andrus in accordance with this Section 2.1(a)(ii) may not be an Affiliate of Andrus and must qualify as an Independent Director.

(iii) Following the Closing Date, if Andrus is no longer serving as the Chief Executive Officer of the Issuer, for so long as an Andrus Trigger Event has not occurred and Andrus serves on the Board, the Issuer shall appoint Andrus as its Executive Chairman.

(b) If the Issuer’s Nominating and Corporate Governance Committee determines in good faith that Andrus or any Andrus Nominee (i) is not qualified to serve on the Board consistent with such committee’s duly adopted policies and procedures applicable to all directors or (ii) does not satisfy applicable legal requirements regarding service as a Director, then Andrus shall have the right to designate a different person as a Director.

(c) If Andrus ceases to be the Chief Executive Officer of the Issuer and an Andrus Trigger Event has occurred, then Andrus shall immediately offer to tender his resignation for consideration by the Board and, if such resignation is requested by the Board, Andrus shall resign within thirty (30) days from the occurrence of the Andrus Trigger Event. In the event that the Board requests such resignation, the Issuer shall immediately take any and all actions necessary or appropriate in ensuring the removal of Andrus. Notwithstanding anything to the contrary herein, Andrus or, if applicable, each Andrus Nominee may resign at any time regardless of the period of time left in his or her then current term.

(d) The Issuer shall take all actions necessary and within its control to give effect to the provisions contained in this Article II, including soliciting proxies to vote for Andrus and, if applicable, each Andrus Nominee if designated by Andrus pursuant to Section 2.1(a) and otherwise using its best efforts to cause Andrus and, if applicable, each Andrus Nominee, to be elected as a Director of the Issuer. No Person shall take any action that would be inconsistent with or otherwise circumvent the provisions of this Agreement.

(e) The Issuer and its Subsidiaries shall reimburse the Directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board or the board of directors of any of the Issuer’s Subsidiaries, and any committees thereof, including without limitation travel, lodging and meal expenses, in accordance with the Issuer’s reimbursement policies.

(f) The Issuer and its Subsidiaries shall obtain customary director and officer indemnity insurance on commercially reasonable terms which insurance shall cover each member of the Board and the members of each board of directors of any of the Issuer’s Subsidiaries. The Issuer and its Subsidiaries shall enter into director and officer indemnification agreements substantially in the form attached as Exhibit A hereto, with each of the Directors.

(g) For so long as an Andrus Trigger Event has not occurred, the Issuer will consult with (but shall not be required to obtain the consent of) Andrus in connection with the proposed nominations of Directors (other than Directors who are designated by the AEA Stockholder, OTPP Stockholder or TCP Stockholder pursuant to the Stockholders Agreement) at least 60 days in advance of the filing of proxy or consent solicitation material for the applicable annual or special meetings of stockholders (or consents in lieu of a meeting) at which such Directors are to be elected.

ARTICLE III

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 3.1. Exculpation by Andrus. Andrus acknowledges that he is not relying upon any person, firm or corporation, other than the public information filed by the Issuer with the SEC relating to its Shares, in making his investment or decision to sell, retain or further invest in the Issuer.

ARTICLE IV

MISCELLANEOUS

Section 4.1. Amendment. The terms and provisions of this Agreement may be modified or amended at any time and from time to time only by the written consent of each party hereto.

Section 4.2. Termination. This Agreement shall automatically terminate upon the earlier of (i) a Change in Control, (ii) written agreement of the Issuer and Andrus provided Andrus holds Shares at such time or (iii) upon Andrus (a) no longer Beneficially Owning any Shares in the Issuer and (b) ceasing to serve as the Chief Executive Officer of the Issuer. In the event of any termination of this Agreement as provided in clauses (i) or (ii) of this Section 5.2, this Agreement shall forthwith become wholly void and of no further force or effect (except for this Article IV) and there shall be no liability on the part of any parties hereto or their respective officers or directors, except as provided in this Article IV. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful breach of this Agreement.

Section 4.3. Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, the Issuer and Andrus covenant, agree and acknowledge that no Person (other than the parties hereto) has any obligations hereunder, and that, to the fullest extent permitted by law, no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against Andrus or any assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by Andrus or any agent or assignee thereof, as such for any obligation of Andrus under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 4.4. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors, and, except as provided in Section 4.3, nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 4.5. Recapitalizations; Exchanges, Etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to Shares, to any and all shares of capital stock of the Issuer or any successor or assign of the Issuer (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Shares, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise.

Section 4.6. Addresses and Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, or received by certified mail, return receipt requested, sent by reputable overnight courier service (charges prepaid) or facsimile or electronic mail to the Issuer at the address set forth below and to any other recipient and to any holder of Shares at such address as indicated by the Issuer’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally or sent by electronic mail (provided confirmation of such electronic mail is received or such electronic mail is delivered during regular business hours on any Business Day to the respective email addresses below and no bounce-back or error message is received by the sender), three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service. If notice is given to the Issuer or to Andrus, a copy shall be sent to such party at the addresses set forth below:

if to the Issuer, to:

Traeger, Inc.

1215 E Wilmington Ave., Suite 200

Salt Lake City, Utah 84106

Attention: Chair of the Nominating and Corporate Governance Committee

with a copy (which shall not constitute written notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Stelios G. Saffos

if to Andrus, to:

[•]

Section 4.7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 4.8. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 4.9. Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 4.10. Applicable Law; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware) and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.11. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 4.12. Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of electronic transmission (i.e., in portable document format), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

Section 4.13. Entire Agreement. This Agreement, together with the Registration Rights Agreement and all of the other exhibits, annexes and schedules hereto and thereto constitute the entire understanding and agreement between the parties as to restrictions on the transferability of Shares and the other matters covered herein and therein and supersede and replace any prior understanding, agreement between the parties as to restrictions on the transferability of Shares and the other matters covered herein and therein and supersede and replace any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto. In the event of any inconsistency between this Agreement and any agreement executed or delivered to effect the purposes of this Agreement, this Agreement shall govern as among the parties hereto.

Section 4.14. Remedies. The Issuer and Andrus shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including, without limitation, costs of enforcement) and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement, and that the Issuer or Andrus may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement. All remedies, either under this Agreement or by Law or otherwise afforded to any party, shall be cumulative and not alternative. All obligations hereunder shall be satisfied in full without set-off, defense or counterclaim.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

TRAEGER, INC.

By:
Name:
Title:

Jeremy Andrus

EXHIBIT A

FORM OF DIRECTOR AND OFFICER INDEMNIFICATION AGREEMENT